Exhibit 10.3
THE OHIO STATE
UNIVERSITY RESEARCH FOUNDATION

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT is made effective as of the 18th day of April 2008 (the "Effective Date"), by and between THE OHIO STATE UNIVERSITY RESEARCH FOUNDATION, located at 1960 Kenny Road, Columbus, Ohio (“OSU”) and Omnimmune Corp., a Texas corporation located at 4600 Post Oak Place, Suite 352, Houston, TX 77027 (“LICENSEE”).

BACKGROUND

OSU owns certain PATENT RIGHTS (as later defined) relating to OSU Case No. 99003, “Polypeptides and Polynucleotides for Enhancing Immune Reactivity to HER-2 Protein”, and has the right to grant licenses under PATENT RIGHTS (subject to only to a royalty-free nonexclusive license previously granted to the United States Government);

OSU desires to have the PATENT RIGHTS developed and commercialized to benefit the public and is willing to grant a license for this purpose;

LICENSEE has represented to OSU, to induce OSU to enter into this Agreement, that LICENSEE is experienced in developing, producing, manufacturing, marketing, and selling products similar to the LICENSED PRODUCT(s) (as later defined) and/or using the LICENSED PROCESS(es) (as later defined) and that it shall commit itself to a thorough, vigorous, and diligent program of exploiting the PATENT RIGHTS so that the public shall benefit; and

LICENSEE desires to obtain a license under the PATENT RIGHTS upon the terms and conditions set forth below.

The parties therefore agree as follows:

ARTICLE I - DEFINITIONS

For purposes of this Agreement, the following words and phrases have the following meanings:

1.1           “COMBINATION PRODUCT” shall mean that product that would result from combination of the HER-2 vaccine as and to the extent licensed under this Agreement by LICENSEE with either HER-2 peptodomimetics and/or VEGF peptidomimetics which, in either such case, (a) act as antagonists by blocking receptor activation, (b) is owned by OSU and (c) has not otherwise been licensed under any other agreement to LICENSEE for such purpose.

1.2           “CONFIDENTIAL INFORMATION” means all confidential or proprietary information designated as such in writing by the party disclosing such information (the “Disclosing Party”) to the receiving party (the “Recipient”).  Notwithstanding the foregoing, information that is orally or visually disclosed to Recipient by Disclosing Party or is disclosed in writing or other tangible form without an appropriate letter, proprietary stamp or legend shall constitute Confidential Information if Disclosing Party, within thirty (30) days after such disclosure, delivers to Recipient a written document or documents describing such information as confidential. CONFIDENTIAL INFORMATION may be in written, graphic, oral or physical form and may include scientific knowledge, know-how, processes, inventions, techniques, formulae, products, business operations, customer requirements, designs, sketches, photographs, drawings, specifications, reports, studies, findings, data, plans or other records, biological materials, and/or software.  CONFIDENTIAL INFORMATION shall not include:

(a)           information which is, or later becomes, generally available to the public through no fault of the recipient;

(b)           information which is provided to the recipient by an independent third party having no obligation to keep the information secret;

(c)           information which the recipient can establish was previously known to it or was independently developed by it without reference to the CONFIDENTIAL INFORMATION.

Notwithstanding the foregoing, if and to the extent the Recipient is required pursuant to applicable law or court order, including Ohio Revised Code Section 149.43, to disclose the Disclosing Party’s Confidential Information, then it shall first notify the Disclosing Party of any such requirement or attempt to require disclosure with reasonable advance notice so as to permit the Disclosing Party to petition a court of competent jurisdiction or to seek a protective order such that the confidentiality of the Confidential Information shall be maintained.

1.3           “FIELD OF USE” means active immunization with chimeric HER-2 B-cell epitopes containing a “promiscuous T cell epitope” emulsified in adjuvant for the treatment and prevention of cancer by induction of HER-2 specific antibodies.

1.4            “IMPROVEMENTS” shall mean any improvement, addition, enhancement, modification, development, alteration, technical advance or other discovery, whether patentable or not, of an invention described in the PATENT RIGHTS, which, if unlicensed, would infringe one or more claims, assuming the issuance thereof, under the PATENT RIGHTS or other invention that falls under the scope of the PATENT RIGHTS to the extent any such IMPROVEMENT is owned or controlled by OSU and developed by an INVENTOR while employed by OSU or any other individual who has an obligation to assign his or her rights to inventions to OSU and who is under such INVENTOR’S direct supervision or working in his or her respective laboratory or collaborating with any of the foregoing; provided, however, that in no event shall the term IMPROVEMENTS include any right to the COMBINATION PRODUCT.

1.5           “INVENTOR(S)” shall mean the PERSON so named on any PATENT RIGHTS (including, without limitation, with respect to any IMPROVEMENT) who has an obligation to assign his or her rights to inventions to OSU.

1.6           “KNOW-HOW” means know-how, research and development, analyses, notes and other such records, procedures, assay and other methods, formulae, indices, techniques, drawings, software code, algorithms, processes, protocols, libraries, designs, models, copyrights, trade secrets and other intellectual property, whether proprietary or not, including, without limitation, data generated in pre-clinical and clinical studies, relating to the PATENT RIGHTS and IMPROVEMENTS (other than IMPROVEMENTS otherwise constituting MATERIALS or PATENT RIGHTS), along with any and all documents and other records (electronic or otherwise) relating thereto, including, without limitation, any and all results of experiments, clinical trials and studies directly related to the claims made in the PATENT RIGHTS and owned by OSU or any affiliate thereof or to which OSU or any affiliate thereof may have any rights of use and which OSU has the right to grant rights thereto, including, without limitation, that know how that is described on Appendix C.

1.7           “LICENSED PROCESS” means any process that (a) is covered in whole or in part by a VALID CLAIM contained in the PATENT RIGHTS or (b) is developed, made or manufactured from KNOW HOW or MATERIALS, which, as the case may be, has not been made the subject of a public disclosure or otherwise becomes available to the public other than pursuant to the issuance of a PATENT RIGHT.

1.8           “LICENSED PRODUCT” means any product or product part which:

(a)           is covered in whole or in part by a VALID CLAIM contained in the PATENT RIGHTS in the country in which any such product or product part is made, used or sold;

(b)           is manufactured by using a process or is employed to practice a process which is covered in whole or in part by a VALID CLAIM contained in the PATENT RIGHTS in the country in which any LICENSED PROCESS is used or in which such product or product part is used or sold; or

(c)            is developed, made or manufactured from KNOW HOW or MATERIALS, which, as the case may be, has not been made the subject of a public disclosure or otherwise becomes available to the public other than pursuant to the issuance of a PATENT RIGHT.

1.9           “LICENSED TECHNOLOGY” means the PATENT RIGHTS, KNOW HOW and MATERIALS.

1.10           “LICENSEE” means Omnimmune Corp. and any other entity that directly or indirectly Controls, is Controlled by, or is under common Control with Omnimmune Corp.  “Control” means ownership or other beneficial interest in more than fifty percent (50%) of the voting stock or other voting interest of a person.

1.11           “MATERIALS” means the tangible or physical materials necessary for the effective exercise of the PATENT RIGHTS and KNOW HOW and such other materials as are routinely produced through use of the original materials, including without limitation, theoriginal materials are listed in Appendix B, and any and all IMPROVEMENTS thereof (other than any IMPROVEMENTS that otherwise constitute KNOW HOW or PATENT RIGHTS) relating to the FIELD OF USE.

1.12           “NET SALES” means the gross amount invoiced by LICENSEE thereof from the sales of LICENSED PRODUCTS and LICENSED PROCESSES by LICENSEE or any affiliate thereof to any customer less:

(a)           discounts allowed in amounts customary in the trade;

(b)           sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

(c)           freight and insurance, if separately itemized on the invoice and paid by the customer;

(d)           amounts allowed or credited on returns; and

(e)           and reasonable reserve for bad debts accrued in accordance with the LICENSEE’s standard accounting practices applied consistently across the LICENSEE’s business, provided, however, that until such time as LICENSEE shall have retained independent certified public accountants for the purpose, inter alia, to determine its reserves for bad debts, the reserve for bad debts employed in determining its NET SALES shall in no event exceed two percent (2%) of NET SALES as otherwise determined without regard to this Subsection 1.10(e).

No deductions shall be made for cost of collections or for commissions paid to individuals whether they are with independent sales agencies or regularly employed by LICENSEE and on its payroll.  Inter-company transfers under this Agreement between LICENSEE and any affiliate thereof shall not constitute a sale or lease for purposes of this Paragraph.  NET SALES for LICENSED PRODUCTS sold by LICENSEE as a unit in conjunction with other services or products will be determined pro-rata in accordance with the respective stand-alone price or value of such products and/or services.  For the avoidance of doubt, NET SALES shall not include SUBLICENSING REVENUE.

1.13           “PATENT RIGHTS” means all of the following OSU intellectual property:

(a)           the United States and foreign patents and/or patent applications listed in Appendix A and IMPROVEMENTS;

(b)           all continuations, divisions, continuations-in-part, to the extent the subject matter is entitled to the priority date of the applications for the respective VALID CLAIMS, including, without limitation, any and all  IMPROVEMENTS, reissues, re-examinations, and extensions thereof, and any and all United States and foreign patents directly issued therefrom, in whole or in part, including, without limitation, any and all provisional patent applications and Patent Cooperation Treaty (PCT) patent applications, all divisions and continuations of these applications, all patents issuing from such applications, divisions, continuations and continuations-in-part; and

(c)           any reissues, reexaminations and extensions of patents described in (a) or (b) above; provided, however, that in no event shall the term “PATENT RIGHTS” include any right to the COMBINATION PRODUCT.

1.14           “PERSON” shall mean any individual, partnership, limited partnership, limited liability partnership, limited liability company, corporation, trust, association, non-profit or charitable organization or other entity, or an unincorporated organization, a governmental entity or any department or agency thereof.

1.15           “SUBLICENSE REVENUE” shall mean, except as otherwise provided herein, all amounts actually received from a sublicensee on account of the sublicensing of all or any part of the LICENSED TECHNOLOGY, provided, however, that SUBLICENSE REVENUE shall not include any amounts constituting (a) bona fide research and development funding directly relating to potential LICENSED PRODUCTS or LICENSED PROCESSES and can be demonstrated by written evidence to be directed exclusively to such activity, and (b) amounts reimbursed by a third party for payments for bona fide research and development activities directly relating to potential LICENSED PRODUCTS or LICENSED PROCESSES and (c) a bona fide equity or capital investment in capital stock or loan or other evidence of indebtedness made in favor of LICENSEE.

1.16           “VALID CLAIM” shall mean a claim of any pending, or issued and unexpired PATENT RIGHT that shall not have been withdrawn, canceled, or disclaimed, nor held invalid by a court of competent jurisdiction in any unappealed or unappealable decision (after all such statutes of limitation for such appeal have run) in the country where the product or process was made, used or sold by LICENSEE or any sublicensee thereof.

ARTICLE II - GRANT

2.1           OSU grants to LICENSEE and LICENSEE accepts, subject to the terms and conditions of this Agreement, a worldwide exclusive license in the FIELD OF USE under the PATENT RIGHTS and a worldwide non-exclusive license to the KNOW HOW and MATERIALS in the FIELD OF USE to make, have made, use, lease, sell, and import LICENSED PRODUCTS and to practice or permit the practice of the LICENSED PROCESSES, with rights of sublicensing as provided in this Agreement.

2.2           This Agreement is effective when signed by all parties and shall extend until the later of either the expiration of the last to expire of a VALID CLAIM under any PATENT RIGHT or, so long as a LICENSED PRODUCT OR LICENSED PROCESS is available for sale based on or derived from KNOW HOW or MATERIALS that has not otherwise been made the subject of a public disclosure or otherwise becomes available to the public other than pursuant to the issuance of a PATENT RIGHT, ten (10) years following the date on which the first commercial sale is made of a LICENSED PRODUCT or LICENSED PROCESS, unless sooner terminated as provided in Article 11.

2.3           LICENSEE agrees that LICENSED PRODUCTS leased or sold in the United States shall be manufactured substantially in the United States.

2.4           OSU reserves the right to practice under the PATENT RIGHTS for noncommercial research and educational purposes with respect to any exclusive license granted to the LICENSEE.

2.5           The license granted under this Article is subject to all rights the United States Government may have under 35 U.S.C. 200-212 and applicable governmental regulations, notwithstanding anything is this Agreement to the contrary.

2.6           OSU shall, as soon as reasonably practicable, but in no event later than thirty (30) business days following the Effective Date, and thereafter during the Term of this Agreement provide LICENSEE with all KNOW HOW and MATERIALS, and reasonable opportunity to confer with OSU’s research personnel regarding the inventions claimed in the PATENT RIGHTS.  OSU shall have a continuing obligation during the term of this Agreement to promptly disclose to LICENSEE any and all IMPROVEMENTS and coordinate therewith the filing of any patent applications as appropriate.

ARTICLE III - LICENSE FEES, ROYALTIES

AND

MILESTONE PAYMENTS

3.1           LICENSEE shall pay royalties to OSU for the term of this Agreement or until this Agreement is terminated, if such termination occurs beforehand.  Royalties shall include:

(a)           Upfront License Fee.  A license issue fee of Three Hundred Thousand dollars ($300,000)(the “LICENSE FEE”).  Five Thousand Dollars of such LICENSEE fee shall be deemed earned and due immediately upon execution of this Agreement.  One Hundred Forty-Five Thousand Dollars of such LICENSEE FEE shall be nonrefundable and deemed earned as of the forty-fifth (45th) day following the Effective Date, unless and except LICENSEE shall notify OSU in writing of its intent to terminate this Agreement due to its review of the Phase I data as outlined in Appendix D which relates to the LICENSED TECHNOLOGY (the “PHASE I DATA REVIEW PERIOD”), in which case this Agreement shall terminate forthwith without any obligation whatsoever on the part of LICENSEE to pay all but the initial Five Thousand Dollar ($5,000) portion of the LICENSE FEE.  Failing to exercise its right to terminate this Agreement within the PHASE I DATA REVIEW PERIOD, however, LICENSEE shall pay to OSU the LICENSE FEE in the following installments:  upon and coincident with the first business day immediately following the PHASE I DATA REVIEW PERIOD (the “FIRST INSTALLMENT”), Forty-Five Thousand Dollars ($45,000); three months thereafter, Fifty Thousand Dollars ($50,000).  The remainder of the LICENSE FEE shall be due and payable as follows: One Hundred Thousand Dollars ($100,000) shall be due and payable on November 15, 2008, Fifty Thousand Dollars shall be due and payable on June 30, 2009, and the remaining Fifty Thousand Dollars ($50,000) shall be due and payable on September 30, 2009.

(b)           Minimum Annual Royalty.  A minimum annual royalty of One Hundred Thousand Dollars ($100,000).  Such minimum annual royalty shall be deemed earned and accrued as of January 1 beginning in the first calendar year immediately following the twelve-month period after the first commercial sale of a LICENSED PRODUCT, escalating to Two Hundred Thousand dollars ($200,000) per year beginning in the first calendar year immediately following the thirty-six (36) month period after the first commercial sale of a LICENSED PRODUCT.  The minimum annual royalty payment shall be credited against the LICENSEE's running royalty obligation under Paragraph 3.1(c), below, for that calendar year; and LICENSEE's quarterly reports under Article 6.3 shall reflect such credit.  The minimum annual royalty payments shall not be creditable against milestone payments (if any).

(c)           Running Royalties.  Running royalties equal to:

(i)           three percent (3%) of annual NET SALES of up to five hundred million dollars ($500,000,000);

(ii)          four percent (4%) of annual NET SALES in excess of five hundred million dollars ($500,000,000) and up to one billion dollars ($1,000,000,000); and

(iii)         five percent (5%) of annual NET SALES in excess of one billion dollars ($1,000,000,000)(the “RUNNING ROYALTIES”).

If, after review at any stage of prosecution, all claims in pending patent applications contained within PATENT RIGHTS covering LICENSED PRODUCT(s) or LICENSED PROCESS(es) are deemed unpatentable by LICENSEE and OSU patent counsel or are otherwise invalidated, then the RUNNING ROYALTIES shall be reduced by fifty percent (50%); provided, however, that in no event shall LICENSEE be obligated to pay for amounts otherwise due and owing under this Agreement if and to the extent the LICENSED PRODUCT(s) or LICENSED PROCESS(es) with respect to which any such obligation would arise is not subject to a protectable intellectual property right (e.g., a patent right or trade secret).  Notwithstanding the foregoing, if a patent subsequently issues from such application contained within PATENT RIGHTS or any such invalidation is overturned or rescinded, then the RUNNING ROYALTIES shall return to the original percentage described in this Article 3.1(c) beginning on the date of such issue.  Additionally, the parties to this Agreement agree to negotiate in good faith a reduction to the RUNNING ROYALTIES due and payable in connection with NET SALES attributable to LICENSED PRODUCTS or LICENSED PROCESSES based on KNOW HOW or MATERIALS and for which there does not exist a VALID CLAIM.

(d)           Sublicensing Fees.  Twenty percent (20%) of any SUBLICENSE REVENUE (the “SUBLICENSING FEES”) received by LICENSEE under any sublicense agreements prior to two (2) years from the Effective Date, fifteen percent (15%) of any SUBLICENSE REVENUE received by LICENSEE under any sublicense agreements between two (2) years and four (4) years of the Effective Date, and ten percent (10%) of any SUBLICENSE REVENUE received by LICENSEE under any sublicense agreements thereafter. If and to the extent LICENSEE enters into a sublicense agreement that could result in the payment of a SUBLICENSING FEE other than cash, LICENSEE shall notify OSU of any such provision in the sublicense agreement at the time of its delivery to OSU under Article 4.2 below, and with respect thereto, if OSU is prohibited by applicable law from accepting the form of consideration LICENSEE has agreed to accept under such sublicense agreement, then LICENSEE shall be obligated to satisfy its obligation under this Section 3.1(d) in such form of consideration as OSU is permitted by applicable law to accept, provided, however, than in any such event the fair market value of any such substituted consideration shall be equal to or greater than the fair market value of the form of consideration OSU is unable to so accept.

(e)           If LICENSEE is reasonably required to take a license under any third party patents to use the PATENT RIGHTS or if LICENSEE in its discretion determines that a license to any third party patents would be useful for the LICENSED PRODUCT or LICENSED PROCESS and LICENSEE’S total royalty burden for NET SALES of LICENSED PRODUCTS and LICENSED PROCESSES exceeds five percent (5%) of NET SALES under Section 3.1(c)(i), six percent (6%) of NET SALES under Section 3.1(c)(ii), or seven percent (7%) of NET SALES under Section 3.1(c)(iii), respectively (in sum, the “Royalty Cap”), the royalty percentage payable hereunder shall be reduced proportionally in accordance with the following formula:

R2 = R1 x (Royalty Cap/T)

Where:

R2 is the adjusted reduced royalty rate due hereunder;

R1 is the royalty due under Section 3.1(c); and

T is the total royalty due to all licensors (the “ANTISTACKING FORMULA”).

The ANTISTACKING FORMULA shall be applied to NET SALES under Sections 3.1(c)(i-iii) independently with the corresponding Royalty Cap defined in this Section.  Notwithstanding the foregoing, in no event will the royalty rate due in connection with RUNNING ROYALTIES be reduced by more than fifty percent (50%).

(f)           Milestone Payments.  For and with respect to LICENSED PRODUCTS or LICENSED PROCESSES based on a VALID CLAIM, the following milestone payments shall be due upon the first occurrence of the following:

$50,000 upon the first dosing of a subject in a Phase II clinical trial;

$150,000 upon the first dosing of a subject in a Phase III clinical trial;

$250,000 upon the first filing of an NDA for a product;

$350,000 upon the first commercial sale of product in the United States; and

$350,000 upon the first commercial sale of product in first country outside of the United States.

Milestone payments, except for first commercial sale milestone payments, are non-refundable, non-creditable against future royalties, and are payable only once the first time a milestone is achieved.  First commercial sales milestones are fully creditable against future royalties.

3.2           LICENSEE shall be responsible for the payment of all taxes (other than income and franchise taxes), duties, levies, and other charges, including, but not limited to, sales, use, gross receipts, excise, VAT, and any other taxes, any withholdings or deductions, import and custom taxes, any duties, or any other charges, imposed by any taxing authority with respect to the royalties payable to OSU under this Agreement.  Should LICENSEE be required under any law or regulation of any government entity or authority, domestic or foreign, to withhold or deduct any portion of the payments on royalties due to OSU, then the sum payable to OSU shall be increased by the amount necessary to yield to OSU an amount equal to the sum it would have received had no withholdings or deductions been made.  OSU shall cooperate with LICENSEE in the event LICENSEE elects to assert, or requires OSU to assert, at LICENSEE’s expense, OSU’s exemption from any such tax or deduction.

3.3           LICENSEE is not obligated to pay multiple royalties based on the fact that any LICENSED PRODUCT or LICENSED PROCESS or the manufacture, use, lease or sale thereof is covered by more than one PATENT RIGHTS patent application or PATENT RIGHTS patent licensed under this Agreement.

3.4           Royalty payments shall be paid in United States dollars in Columbus, Ohio, or at such other place as OSU may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion is required in connection with the payment of royalties, such conversion shall be made by using the exchange rate as published as of the last business day of the applicable calendar quarter in the eastern edition of The Wall Street Journal.

3.5           Royalty payments shall be made on a quarterly basis with submission of the reports required by Article 6, except the minimum annual royalty payment, which shall be due as provided in Article 3.1.  Such royalty payments and reports shall be due within forty five (45) days of March 31, June 30, September 30, and December 31 of each calendar year.  Undisputed late payments, including payments due for patent cost reimbursement, shall be subject to a charge of one and one-half percent (1.5%) per month or $100, whichever is greater.  The payment of such late charge shall not foreclose OSU from exercising any other rights it may have resulting from any late payment.

ARTICLE IV - SUBLICENSES

4.1           LICENSEE has the right to enter into sublicensing agreements; provided, however, that all such sublicensing agreements shall be subject to all applicable terms and conditions of this Agreement, including but not limited to Articles 2, 6, 8, 9, 10, 11 and 14. LICENSEE further agrees to either provide a copy of this Agreement to any such sublicensee or attach it to such sublicense agreements.

4.2           LICENSEE shall forward to OSU a copy of all sublicense agreements as soon as reasonably practicable upon execution by the parties; provided, however, that all such agreements shall constitute LICENSEE Confidential Information.

ARTICLE V - DUE DILIGENCE

5.1           LICENSEE shall use its best commercially reasonable efforts to bring one or more LICENSED PRODUCTS or LICENSED PROCESSES to market through a thorough, vigorous and diligent program for exploiting the PATENT RIGHTS and to continue active, diligent marketing efforts for one or more LICENSED PRODUCTS or LICENSED PROCESSES throughout the life of this Agreement.

5.2           As part of this due diligence, LICENSEE agrees to reach the following commercialization and research and development milestones for the LICENSED PRODUCTS and LICENSED PROCESSES (together the “MILESTONES”) by the following dates:

Complete transfer of Investigational New Drug Application (“IND”) from OSU to LICENSEE (the “Transfer Date”)	Six (6) months from the Effective Date
Initiate Phase II clinical trials in the United States.	Twelve (12) months from the Transfer Date.
Complete Phase II clinical trials in the United States	Thirty-six (36) months from initiation of a Phase II clinical trial or equivalent thereof on a LICENSED PRODUCT
Complete Phase III clinical trials in the United States	Forty-eight (48) months from the completion of a Phase II clinical trial or equivalent thereof on a LICENSED PRODUCT

Satisfaction of a later-in-time Milestone shall be deemed to constitute satisfaction of any prior-in- time Milestone.  It is also agreed that OSU is to be a selected site for the multi-center Phase II clinical trial unless otherwise agreed to by both OSU and LICENSEE or otherwise deemed impracticable in the reasonable good faith judgment of the LICENSEE.  For the purposes of this Agreement, "initiation of a clinical trial" shall mean that date upon which the first patient or subject is treated with a LICENSED PRODUCT under a protocol approved by an appropriate drug regulatory agency with a therapeutic agent or process that has been manufactured according to Good Manufacturing Practices (GMP) guidelines provided by the relevant regulatory agency.

5.3           The MILESTONES are established to ensure that the LICENSED TECHNOLOGY is assiduously developed and will toll from the successful completion of the previous milestone.  Nevertheless, it is acknowledged by the parties that development can be delayed by unforeseen, unusual or other scientific, clinical or regulatory problems, not including lack of capital for development.  Should such delays cause LICENSEE to fail to initiate or complete any development activity or milestone within the allotted time, the periods allotted shall be extended by mutual written agreement, not to be unreasonably withheld or delayed, it being the responsibility of LICENSEE to document and report any such delays.  LICENSEE will provide an estimate of the resources to be committed to such plans.

ARTICLE VI - REPORTS AND RECORDS

6.1           LICENSEE shall keep full, true and accurate books of account containing all particulars necessary to show the amounts payable to OSU.  The books of account shall be kept at LICENSEE’s principal place of business or the principal place of business of the appropriate division of LICENSEE to which this Agreement relates. The books and supporting data shall be open at all reasonable times for five (5) years following the end of the calendar year to which they pertain, for inspection by OSU or its agents to verify not more than once during any such calendar year LICENSEE’s royalty statement or compliance in other respects with this Agreement.  Should such inspection lead to the discovery of discrepancy in reporting which is greater than five percent (5%) to OSU’s detriment, LICENSEE agrees to pay the full reasonably and actually incurred cost of such inspection (subject to its right to contest the same).

6.2           LICENSEE shall provide to OSU a written annual report on or before January 31 of each calendar year.  The annual report shall include: reports of progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the preceding twelve (12) months, and plans for the coming year.

6.3           After the first commercial sale of a LICENSED PRODUCT or LICENSED PROCESS, LICENSEE shall provide quarterly reports to OSU.  The quarterly reports shall be delivered within forty-five (45) days after March 31, June 30, September 30, and December 31 of each year.  The quarterly reports shall give particulars of the business conducted by LICENSEE and its sublicensees during the preceding quarter that are pertinent to a royalty accounting, including:

(a)           number of LICENSED PRODUCTS manufactured and sold by LICENSEE and all sublicensees;

(b)           total billings for LICENSED PRODUCTS sold by LICENSEE and all sublicensees;

(c)           accounting for all LICENSED PROCESSES used or sold by LICENSEE and all sublicensees:

(d)           deductions applicable as provided in Article 1.11;

(e)           payments due on SUBLICENSE REVENUE from sublicensees under Article 3.1(d);

(f)           any minimum annual royalty payment credits applicable against running royalties;

(g)           total royalties due; and

(h)           names and addresses of all sublicensees.

ARTICLE VII - PATENT PROSECUTION

7.1           OSU shall, in its sole discretion, using either its regularly engaged patent counsel or other patent counsel reasonably acceptable to LICENSEE, be responsible for the preparation, filing, prosecution and maintenance of any and all applications and patents included in the PATENT RIGHTS.  OSU shall consult with LICENSEE as to the preparation, filing, prosecution and maintenance of such applications and patents and shall furnish to LICENSEE copies of documents relevant to any such preparation, filing, prosecution or maintenance, with all such consultation and copies being made reasonably in advance of any filing or other action to permit LICENSEE to review and offer comments thereto.  In the event that OSU shall elect to either forgo the preparation, filing, prosecution or maintenance or otherwise abandon any PATENT RIGHTS, OSU shall as soon as reasonably practicable, but in no event less than sixty (60) prior to the date on which any such action would be timely required, give written notice thereof to LICENSEE.  Upon receipt of any such notice or to the extent any such determination becomes actually known to LICENSEE, LICENSEE shall have the option, but not obligation to prepare, file, prosecute or maintain, as the case may be, the PATENT RIGHTS.  OSU and LICENSEE shall cooperate fully in determining, in a timely manner, the countries in which patent protection shall be pursued and maintained.  Each party shall provide to the other prompt notice as to all matters that come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents.  In particular, LICENSEE will immediately notify OSU if LICENSEE or a sublicensee (or optionee) does not qualify as a “small entity” as provided by the United States Patent and Trademark Office.

7.2           LICENSEE shall reimburse OSU the amount of One Hundred One Thousand Nine Hundred Seven Dollars and Twenty Cents ($101,907.20), which amount is the sum of all documented expenses OSU has actually incurred through January 2008 for the preparation, filing, prosecution and maintenance of the PATENT RIGHTS, which shall be paid in eight (8) quarterly installments of Twelve Thousand Seven Hundred and Thirty-Eight Dollars and Forty Cents ($21,738.40), with the first installment due and payable October 1, 2009, and each subsequent payment due and payable January 1, April 1, July 1 and October 1, respectively.  Thereafter, LICENSEE shall reimburse OSU for all such unreimbursed or future expenses actually incurred for the preparation, filing, prosecution or maintenance of the PATENT RIGHTS upon receipt of invoices from OSU.  Such reimbursement shall be made within thirty (30) days of receipt of OSU’s invoice and shall, if overdue and not otherwise disputed, be subject to late charges as specified in Article 3.5 above.  OSU reserves the right, in its sole discretion, to require the pre-payment by LICENSEE of some or all of the anticipated filing costs for any foreign patent application as a precondition for the filing of such application.

ARTICLE VIII - INFRINGEMENT

8.1           LICENSEE or its sublicensee(s) (subject to any applicable sublicensing agreement) has the right to prosecute in their own name and at their own expense any infringement of the PATENT RIGHTS, so long as the license is exclusive when the legal action is commenced.  OSU agrees to notify LICENSEE promptly of each infringement of the PATENT RIGHTS of which OSU becomes aware.  Before LICENSEE or its sublicensees commences an action for infringement, LICENSEE or sublicensee shall notify OSU and carefully consider the views of OSU and the public interest.

8.2           Where joinder is a matter of discretion, OSU agrees to join, subject to the approval of the Ohio Attorney General, as a party plaintiff in any lawsuit initiated by LICENSEE, if requested by LICENSEE.  If required by law to obtain standing, OSU  shall join or otherwise permit any action or proceeding to be brought on OSU’s behalf and in its name and cooperate with LICENSEE in all aspects of any such action or proceeding brought under this Article, with all costs, attorney fees and expenses reasonably and actually incurred to be paid by LICENSEE.

8.3           If LICENSEE undertakes to enforce and/or defend the PATENT RIGHTS by litigation, LICENSEE may withhold up to fifty percent (50%) of the payments otherwise thereafter due during the course of such litigation to OSU under Article 3.  LICENSEE may apply the amounts withheld to reimburse up to half of LICENSEE’s litigation expenses, including reasonable attorneys’ fees.  Any recovery under this Section of damages for infringement by a third party shall be distributed as follows:  (a) each of OSU and LICENSEE shall be reimbursed for any otherwise unreimbursed legal fees and other out-of pocket expenses incurred in the action; (b) OSU shall be reimbursed for any payments under Article 3 that are past due or were withheld pursuant to this Article;  and (c) the remaining balance being divided between OSU and LICENSEE by, in the case where the recovery is based on LICENSEE’s lost profits, determining the amount of NET SALES that were relied upon for purposes of calculating such lost profits and calculating the amounts that would have otherwise been paid to OSU under this Agreement had such NET SALES been earned by LICENSEE (after taking into account the amounts allocated under clauses (a) and (b) above, provided, however, that in no event shall the amount payable from any such recovery exceed fifty percent (50%) of any such lost profits, with all amounts remaining from any such recovery being paid to or otherwise retained by LICENSEE. LICENSEE shall during the term of this Agreement have the sole right subject to the terms and conditions hereof to sublicense any alleged infringer for future use of the PATENT RIGHTS to the extent licensed by this Agreement.  Any upfront fees paid to LICENSEE as part of such a sublicense, after reimbursement of any legal expenses incurred by LICENSEE and OSU, shall be treated as SUBLICENSE REVENUES for purposes of this Agreement.

8.4           No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without OSU’s consent, which shall not be unreasonably withheld, unless and to the extent that such settlement is in the form of a sublicense pursuant to the terms and conditions of this Agreement.

8.5           If LICENSEE and its sublicensee(s) elect not to exercise their right to prosecute or defend an infringement of the PATENT RIGHTS, OSU may do so at its own expense, controlling such action and retaining all recoveries; in the case where any such action is undertaken by OSU due to LICENSEE being unable to do so (e.g., in the case where LICENSEE is unable to obtain standing), then any recoveries shall be allocated in accordance with Section 8.3 above.

8.6           If a declaratory judgment action alleging invalidity of any of the PATENT RIGHTS is brought against LICENSEE or OSU, then OSU, at its sole option, has the right to intervene and take over the defense of the action at its own expense.

ARTICLE IX - PRODUCT LIABILITY

9.1           LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold OSU, its trustees, directors, officers, employees and affiliates, (collectively, the “Indemnitees”) harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the LICENSED PRODUCT(s) and/or LICENSED PROCESS(es) or arising from any obligation of LICENSEE under this Agreement, provided, however, that this indemnification shall not extend to any claims arising out of any act or omission:  (a) constituting (i) a material breach of this Agreement by OSU; (ii) a material violation by OSU, its directors, officers, employees or agents, of applicable law or other governmental requirement; (iii) intentional or willful misconduct by OSU, its directors, officers, employees, contractors, agents or representatives; or (iv) PATENT RIGHTS infringing third party intellectual property; or (b) occurring prior to the Effective Date of this Agreement.

9.2           LICENSEE shall, at all times after the Effective Date of this Agreement and prior to the occurrence of an event described in Article 9.2(a), maintain commercial general liability insurance in amounts adequate to cover its reasonably anticipated obligations to OSU under Section 9.1 of this Agreement.

(a)           Beginning at the time any product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or by a sublicensee or agent of LICENSEE, LICENSEE shall, at its own expense, procure and maintain commercial general liability insurance in amounts of not less than two million dollars ($2,000,000) per incident and ten million dollars ($10,000,000) annual aggregate and naming Indemnitees as additional insureds.  During clinical trials of any such product, process or service, LICENSEE shall, at its sole expense, procure and maintain commercial general liability insurance in such equal or lesser amounts as OSU may reasonably require.  The general commercial liability insurance required under this paragraph shall provide (i) product liability coverage and (ii) broad form contractual coverage for LICENSEE’s indemnification under this Agreement.

(b)           LICENSEE shall provide (not more than once per twelve (12) consecutive calendar month period) OSU with written evidence of such insurance upon request of OSU.  LICENSEE shall provide OSU with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change of such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage within such thirty (30) day period and provide written evidence to OSU of such replacement insurance, OSU shall have the right to terminate this Agreement effective at the at the end of such thirty (30) day period without notice or any additional waiting periods.

(c)           LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by LICENSEE or a sublicensee or agent of LICENSEE and (ii) a reasonable period after the period referred to Article 9.2(a) above, which in no event shall be less than fifteen (15) years.

9.3           EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, OSU, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY OSU THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY.  OSU, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES SHALL NOT BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER OSU IS ADVISED, HAS OTHER REASON TO KNOW, OR IN FACT DOES KNOW OF THE POSSIBILITY.

ARTICLE X - CONFIDENTIALITY

10.1           Except as may otherwise be agreed to in any subsequent agreement, each Party to this Agreement agrees that all CONFIDENTIAL INFORMATION disclosed by Disclosing Party to Recipient or its Designated Representatives (i) shall not be used for any purpose whatsoever by Recipient or its Designated Representatives, except in fulfillment of Recipient’s rights or obligations under this Agreement, (ii) shall be maintained in confidence by Recipient and its Designated Representative for the period described below, and (iii) shall not be otherwise disclosed by Recipient or its Designated Representative to any other third party to this Agreement without Disclosing Party’s prior written consent.  Notwithstanding the foregoing, Recipient may disclose Disclosing Party’s CONFIDENTIAL INFORMATION if Recipient is required to make such disclosure by applicable law, regulation or legal process, including, without limitation, by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or NASDAQ, in which event Recipient shall provide prior notice of such intended disclosure to Disclosing Party if possible under the circumstances and shall disclose only such CONFIDENTIAL INFORMATION of such Disclosing Party as is required to be disclosed.

10.2           Recipient agrees that it shall provide Disclosing Party’s CONFIDENTIAL INFORMATION only to the employees, consultants and advisors of the Recipient or any affiliate thereof (collectively, the “Designated Representatives”) who have a need to know such CONFIDENTIAL INFORMATION to assist the Recipient in fulfilling its obligations under this Agreement and have agreed to provisions similar to those contained in this Agreement restricting the use and disclosure thereof, provided, however, that Recipient shall remain responsible for any failure by any such Designated Representative to treat such CONFIDENTIAL INFORMATION as required under this Section.

10.3           The obligations of confidentiality in this Agreement are binding for the term and a period of three (3) years from the date of termination of this Agreement; provided, however, that in the case of CONFIDENTIAL INFORMATION that constitutes a trade secret, such period of limitation shall run for the term of this Agreement and for such period thereafter, if longer, during which any such information continues to constitute a trade secret as defined under applicable law. This Section shall be construed as an agreement ancillary to the other provisions of this Agreement, and the existence of any claim or cause of action of one party against the other, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Section. All written documents containing CONFIDENTIAL INFORMATION, together with copies of excerpts thereof, shall promptly be returned to Disclosing Party by Recipient upon request following termination of this Agreement.  Notwithstanding anything to the contrary herein, any information, including information that may be considered to be part of the LICENSED TECHNOLOGY, that is or becomes generally known to the public through no wrongful acts of Recipient shall not be deemed to be CONFIDENTIAL INFORMATION and shall not be subject to the confidentiality restrictions imposed under this Agreement.

ARTICLE XI - TERMINATION

11.1           If LICENSEE becomes bankrupt, or files a petition in bankruptcy, or if the business of LICENSEE is placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of LICENSEE or otherwise, the exclusive license granted under Article 2 herein will automatically convert to a nonexclusive license that may not be assumed or assigned without the consent of OSU.

11.2           If LICENSEE fails to make any payment due to OSU, OSU has the right to terminate this Agreement effective on thirty (30) days’ written notice, unless LICENSEE makes all such payments within the thirty (30) day period. If LICENSEE has not made all such payments to OSU by the time the thirty (30) day period expires, this Agreement shall automatically terminate.

11.3           If LICENSEE fails to obtain or maintain the insurance coverage as described in Article 9.2, OSU shall have the right to terminate this Agreement without further notice as provided under Article 9.2(b).

11.4           Upon any material breach or default of this Agreement by LICENSEE other than those occurrences listed in Articles 5.3, 11.1, 11.2 and 11.3 (the terms of which shall take precedence over the handling of any other material breach or default under this Paragraph), OSU has the right to terminate this Agreement effective on ninety (90) days’ written notice to LICENSEE. Such termination shall become automatically effective upon expiration of the ninety (90) day period unless LICENSEE cures the material breach or default before the period expires.

11.5           Notwithstanding any provision in this Agreement to the contrary, if in the event the LICENSEE disputes an alleged default or other breach of its obligations under this Agreement, then the period during which LICENSEE is permitted to cure any such default or breach under this Section shall be tolled for the period during which any such dispute remains pending and this Agreement shall remain in full force and effect; provided, however, that LICENSEE elects to cause the cure period to toll under this Section, then any such tolling thereof shall be conditioned upon LICENSEE posting a bond and paying any and all of OSU’s legal fees and courts costs should OSU prevail in any dispute over the matter that is the subject of the alleged breach.  Should it be finally determined that LICENSEE was in default under this Agreement, then such Defaulting Party shall have the remainder of the cure period to cure the same.  Any such notice of default or breach shall state the nature of the defaults claimed by the non-breaching party.

11.6           LICENSEE has the right to terminate this Agreement at any time on three (3) months’ written notice to OSU if LICENSEE:

(a)           pays all amounts due OSU through the effective date of the termination;

(b)           submits a final report of the type described in Article 6.3;

(c)           returns any confidential or trade-secret materials provided to LICENSEE by OSU in connection with this Agreement;

(d)           suspends its use of the LICENSED PROCESS(ES) AND LICENSED PRODUCT(S) (subject to Article 11.8 below);

11.7           Within ten (10) days following any termination hereof by OSU, OSU shall have the right to elect whether to license from LICENSEE any and all patent applications or obtained patents to any modification or improvement (the practice of which would constitute an infringement of the PATENT RIGHTS) to LICENSED PRODUCTS or LICENSED PROCESSES and other data and know how developed by LICENSEE in the course of LICENSEE’S efforts to develop LICENSED PRODUCTS and LICENSED PROCESSES, including access any regulatory information filed with any US or foreign government agency with respect to LICENSED PRODUCTS and PROCESSES.  Upon any exercise thereof, such right of first refusal shall have a term of ninety (90) days thereafter during which each of the parties agrees to negotiate for a period of ninety (90) days in good faith for the purpose of agreeing upon the terms and conditions of any such license, pursuant to which OSU shall have the right to use such data and know-how for any purpose whatsoever, including the right to transfer same to future licensees.

11.8           Termination of this Agreement shall not release OSU and LICENSEE from any obligation that matured prior to the effective date of such termination.  Articles 1, 9, 10, 11 and 14 shall survive termination. LICENSEE and any sublicensee may, however, after the effective date of such termination, complete and sell LICENSED PRODUCTS in the process of manufacture and sell all LICENSED PRODUCTS already in existence at the time of termination, if LICENSEE pays OSU as required by Article 3 and submits the reports required by Article 6 of this Agreement.  Sublicenses granted hereunder relating to the LICENSED TECHNOLOGY shall be assigned to OSU to the extent, and only to the extent necessary for any such sublicensee to continue its use thereunder, with OSU assuming LICENSEE's rights and obligations thereunder; provided, however, that:

(a)           any such assignment and assumption shall be conditioned upon and subject to the sublicensee not otherwise being in material default thereunder; and

(b)           either the sublicense agreement expressly provides for or the sublicensee agrees under a separate agreement that any such sublicense is subject to the terms and conditions of this Agreement and that in the event of a conflict between the terms and conditions of any such sublicense and this Agreement, this Agreement shall control, but not operate to expand or increase the rights granted under the sublicense to the sublicensee.

ARTICLE XII - PAYMENTS, NOTICES,

AND OTHER COMMUNICATIONS

12.1           Any payment, notice or other communication required by this Agreement shall be sufficiently made or given on the date of mailing if sent by recognized express carrier or certified first class mail, postage prepaid, addressed to OSU or LICENSEE at its address below or as it designates by written notice to the other.

For OSU:	Technology Licensing & Commercialization

The Ohio State University

1960 Kenny Road

Columbus, OH 43210-1063

(614) 292-1315; FAX (614) 292-8907

For LICENSEE:	Harris A. Lichtenstein, Ph.D.

President & CEO

Omnimmune Corp.

4600 Post Oak Place

Suite 352

Houston, Texas 77027

ARTICLE XII - REPRESENTATIONS AND WARRANTIES

13.1           OSU represents and warrants that it has the right to enter into, deliver and perform its obligations under this Agreement and, to the best of its knowledge and belief upon reasonable investigation, it is not a party to any other agreement the terms or conditions of which will be in conflict with this Agreement.

13.2           LICENSEE represents and warrants that it has the full corporate power and authority to enter into this Agreement, that this Agreement constitutes the binding legal obligation of LICENSEE, and that the execution and performance of this Agreement by LICENSEE will not violate or conflict with any other agreement to which LICENSEE is a party or by which it is bound or with any law, rule or regulation applicable to LICENSEE.

ARTICLE XIV - MISCELLANEOUS PROVISIONS

14.1           This Agreement shall be construed, governed, interpreted and applied according to Ohio law, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

14.2           OSU and LICENSEE acknowledge that this Agreement sets forth their entire understanding concerning the subject matter of this Agreement, and no modification of the Agreement will be effective unless both OSU and LICENSEE agree to it in writing.

14.3           The provisions of this Agreement are severable.  If any provisions of this Agreement are determined invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions.

14.4           LICENSEE agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers.  All LICENSED PRODUCTS shipped to or sold in other countries shall be marked to comply in all material respects with applicable patent laws and practice of the country of manufacture or sale.

14.5           The failure of either OSU or LICENSEE to assert a right or insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other.

14.6           Except as otherwise provided in this Agreement, LICENSEE shall not use, either directly or indirectly, the name of The Ohio State University Research Foundation, The Ohio State University, or any of their officers, employees, students or board members in any publicity or advertising unless a copy is submitted to and approved in writing by OSU.

14.7           LICENSEE agrees to comply in all material respects with all applicable laws and regulations. In particular, LICENSEE understands and acknowledges that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations prohibit or require a license for the export of certain types of technical data to certain specified countries.  LICENSEE agrees to comply in all material respects with all applicable United States laws and regulations controlling the export of commodities and technical data, as between the parties to this Agreement, to be solely responsible for any violation of such laws and regulations by LICENSEE or its sublicensees, and to defend and hold OSU harmless if any legal action of any nature results from the violation.

14.8           This Agreement may not be assigned by either party without the written prior consent of the other party, which consent shall not be unreasonably withheld, delayed, denied or conditioned, except, however, that in no event shall any such consent be required in connection with any assignment of this Agreement on account of a Change in Control of LICENSEE or any Affiliate thereof or successor in interest of either.  For purposes of this subsection, the phrase “Change In Control” means:  (a) the acquisition of ownership, directly or indirectly (in a single transaction or a series of related transactions), beneficially or of record, by any Person or group (within the meaning of Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934 as in effect on the date hereof) of capital stock representing more than fifty and one-tenth percent (50.1%) of the issued and outstanding capital stock of LICENSEE entitled to vote for the members of the board of directors of LICENSEE (other than by any PERSON or group in control of LICENSEE on the date hereof), or (b) the acquisition of ownership, directly or indirectly (in a single transaction or a series of related transactions), by any PERSON or group (other than the group in control of LICENSEE on the date hereof) of over fifty and one-tenth percent (50.1%) of the assets of LICENSEE; provided, however, that a Change in Control shall not include any acquisitions described in clause (a) or (b) above by any holder of LICENSEE's common stock, group of such stockholders or their respective Affiliates or any change in control that occurs on account of any initial public offering of LICENSEE's common stock registered under the Securities Exchange Act of 1934.  OSU may assign OSU rights to receive royalties payable pursuant to this Agreement without the consent of LICENSEE.

14.9           In the event any Party hereto is prevented from or delayed in the performance of any of its obligations hereunder (other than the payment of monies due and owing) by reason of acts of God, war, terrorism, strikes, riots, storms, fires, electrical or telecommunications outages or any other cause whatsoever beyond the reasonable control of the Party, the Party so prevented or delayed shall be excused from the performance of any such obligation to the extent and during the period of such prevention or delay, provided that such Party takes all reasonable steps to overcome such cause(es) as soon as is reasonably possible.

14.10           Nothing contained in this Agreement will be deemed to place the parties in a partnership, joint venture or agency relationship and neither party will have the right or authority to obligate or bind the other party in any manner.

14.11           This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

The authorized signatures of OSU and LICENSEE below signify their acceptance of the terms of this Agreement.

THE OHIO STATE UNIVERSITY RESEARCH FOUNDATION	OMNIMMUNE CORP.

By: /s/ Jean E. Schelhorn	By: /s/ Harris A. Lichtenstein

Name: Jean E. Schelhorn	Name: Harris A. Lichtenstein

Title: AVP, Commercialization	Title: President & CEO

Date: April 22, 2008	Date: April 22, 2008

APPENDIX A

PATENT RIGHTS

US Patent No. 7,060,284, entitled “Polypeptides and Polynucleotides for Enhancing Immune Reactivity to HER-2 Protein” filed August 3, 2000, issued June 13,2006

US Patent Application Serial No. 11/423,194, entitled “Polypeptides and Polynucleotides for Enhancing Immune Reactivity to HER-2 Protein” filed June 9, 2006

European Patent Application No. 00953823.2, entitled “Polypeptides and Polynucleotides for Enhancing Immune Reactivity to HER-2 Protein”

Japanese Patent Application No. 2001/513369, entitled “Polypeptides and Polynucleotides for Enhancing Immune Reactivity to HER-2 Protein”

US Patent Application Serial No. 11/424,526, entitled “HER-2 Peptides” filed June 15, 2006

PCT Application No. US06/23672, entitled “HER-2 Peptides

APPENDIX B

ORIGINAL MATERIALS

1.	Toxicity studies performed on Synthetic peptides: Endotoxin, Sterility, Stability studies performed by GMP lab, Certificate of Analysis.

2.	GMP grade Adjuvant Specifications: Certificate of Analysis.

3.	GMP grade Vehicle specifications SEPPIC ISA 720: Certificate of Analysis. (AIR LIQUID AND SEPPIC (France) WILL PROVIDE FREE TO Dr. Kaumaya).

4.	Copy of FDA applications and approval and IND TRANSFER.

5.	IRB Documents.

6.	Video of Patients, Press Releases from OSU CCC for Vaccine and Power Point Presentations.

7.	Review of Phase I trial application for 2nd generation vaccine.

8.	Toxicity and Safety Results.

9.	Final FDA report when completed.

10.	Manuscript submission for Phase I results to be submitted to JCO when finalized.

APPENDIX C

KNOW HOW

1.	GLP/GMP Manufacture of Synthetic Peptides as per Kaumaya protocol (lab notes) and company syntheses details: Chemistry, manufacturing and control date, Certificate of Analysis.
2.	Vaccine Mixing Instructions.

APPENDIX D

PHASE I REVIEW DATA*

1.
A summary of the purpose of the trial to include the details of the regimen, (agent, doses, routes, modalities of observation) number and type of patients ( types and extent of tumor) and time of observation.

2.	A summary of the trial to include the clinical observations, laboratory studies etc.

3.	A summary of conclusions.

*The data and information provided will not include any personal identifiers.